PRICING SUPPLEMENT
------------------
(To Prospectus dated November 18, 1996)

                                   $25,000,000

                                     [LOGO]

                          Household Finance Corporation
                    7.04% Redeemable Notes due July 20, 2012

                               -----------------

     The 7.04% Redeemable Notes due July 20, 2012 (the "Notes") are part of a series of Medium Term Notes of Household Finance Corporation ("HFC" or the "Company") described in the accompanying Prospectus. Interest on the Notes will be payable monthly in arrears on the 20th day of each month, commencing August 20, 1997 and on the date the Notes are redeemed or mature, at a per annum rate equal to 7.04%. The Notes will mature on July 20, 2012 but may, at the option of HFC, be redeemed in whole on July 20, 2001 and on each Interest Payment Date occurring in January and July thereafter, at a price equal to 100% of the principal amount thereof plus the amount of interest accrued since the last date interest was paid on the Notes. The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof.

     See "Certain Risk Factors" on page PS-2 for certain risks that should be considered in connection with an investment in the Notes offered hereby.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

     The Notes will be sold to the public at varying prices related to prevailing market prices as determined by the several Underwriters at the time of sale. The net proceeds to HFC, before deducting expenses, if any, payable by HFC, will be 97.75% of the principal amount of Notes offered hereby, or $24,437,500 in the aggregate. See "Supplemental Plan of Distribution" herein.

     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company on or about July 21, 1997.

                               -----------------

Merrill Lynch & Co.
          PaineWebber Incorporated
                            Piper Jaffray Inc.
                                           Legg Mason Wood Walker
                                                 Incorporated
                                                      Wheat First Butcher Singer

                               -----------------

              The date of this Pricing Supplement is July 11, 1997.

                              CERTAIN RISK FACTORS

     This Pricing Supplement does not describe all of the risks of an investment in the Notes. HFC and the Underwriters disclaim any responsibility to advise prospective investors of such risks as they change subsequent to the date of this Pricing Supplement. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of their particular circumstances. Prospective investors should be able to bear the risk of redemption and other risks relating to an investment in the Notes.

     HFC can be expected to redeem the Notes on the Redemption Dates specified below if prevailing interest rates on such Redemption Dates are expected to be lower than 7.04%. If this occurs, registered holders (and beneficial owners) of the Notes generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes. Accordingly, prospective investors should consider the related reinvestment risk in light of other investments available at the time of an investment in the Notes.

     HFC's option to redeem the Notes is likely to affect the market value of the Notes. In particular, as each Redemption Date approaches, the market value of the Notes generally will not rise substantially above the redemption price because of such optional redemption feature.

                        SUPPLEMENTAL DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Medium Term Notes as set forth and described in the accompanying Prospectus, to which description reference is hereby made.

     The 7.04% Redeemable Notes due July 20, 2012 (the "Notes") are Fixed Rate Notes (as defined in the accompanying Prospectus) and are part of a series of HFC Medium Term Notes described in the accompanying Prospectus. Interest on the Notes will be payable monthly in arrears on the 20th day of each month (each, an "Interest Payment Date"), commencing August 20, 1997, and on the date the Notes are redeemed or mature, at a per annum rate equal to 7.04%, to the persons in whose names the Notes are registered at the close of business on the fifth day of the such month (each, a "Regular Record Date"). For purposes of calculating the interest accrued on the Notes, it will be assumed that each month consists of 30 days and each year consists of 360 days.

     The Notes will mature on July 20, 2012. However, at the option of HFC, the Notes may be redeemed in whole, on July 20, 2001 and on each Interest Payment Date occurring in January and July thereafter (each a "Redemption Date"), upon not less than 30 nor more than 60 days' prior written notice in the manner provided in the Indenture (as defined in the accompanying Prospectus), at a price equal to 100% of the principal amount thereof plus the amount of interest accrued since the last date interest was paid on the Notes.

     The interest rate paid by HFC on various issues of Medium Term Notes may differ depending on a number of things, including the aggregate principal amount of securities purchased in any single transaction.

     The Notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof. Except as otherwise provided in the accompanying Prospectus, owners of beneficial interests in Notes issued in book-entry form will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. For a description of The Depository Trust Company and the terms of the depositary arrangements relating to payments, transfers, redemptions, notices and other matters, see "Description of Medium Term Notes--Book-Entry Notes" in the accompanying Prospectus.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Terms Agreement, dated July 11, 1997, and the Distribution Agreement, dated November 20, 1996, HFC has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below at a price equal to 97.75% of the principal amount thereof:

                                                        Principal Amount
             Underwriter                                   of Notes
             -----------                                ---------------
Merrill Lynch, Pierce, Fenner & Smith
        Incorporated................................      $15,000,000
PaineWebber Incorporated............................        3,000,000
Piper Jaffray Inc...................................        3,000,000
Legg Mason Wood Walker, Incorporated................        2,000,000
Wheat, First Securities, Inc........................        2,000,000
                                                          -----------
         Total......................................      $25,000,000
                                                          ===========

     The Underwriters have advised HFC that they propose to offer the Notes from time to time for sale, in negotiated transactions or otherwise, at prices determined at the time of sale. The Underwriters may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from an
Underwriter, in an amount not to exceed 2% of the principal amount of such Notes. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discounts or commissions received by them and any profit on the resale of Notes by them may be deemed to be underwriting compensation.

     HFC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act. See "Offering of Medium Term Notes and Warrants" in the accompanying Prospectus.

                               -----------------

     Information relating to the Notes offered hereby may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-MERRILL.

================================================================================

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the Prospectus in connection with the offer made by this Pricing Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by HFC or the Underwriters. Neither the delivery of this Pricing Supplement or the Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has not been any change in the affairs of HFC since the date hereof or thereof. This Pricing Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              --------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                               Pricing Supplement

Certain Risk Factors .................................................... PS-2
Supplemental Description of Notes ....................................... PS-2
Supplemental Plan of Distribution ....................................... PS-3

                                   Prospectus

Available Information ...................................................    2
Incorporation of Certain Documents by
  Reference .............................................................    2
Household Finance Corporation ...........................................    3
Use of Proceeds .........................................................    3
Ratio of Earnings to Fixed Charges ......................................    3
Important Currency Information ..........................................    4
Description of Medium Term Notes ........................................    4
Currency Risks ..........................................................   19
Description of Note Warrants ............................................   21
Certain United States Federal Income Tax
  Consequences ..........................................................   22
Offering of Medium Term Notes and Warrants ..............................   36
ERISA Matters ...........................................................   37
Legal Opinions ..........................................................   37
Experts .................................................................   37

================================================================================



================================================================================

                                   $25,000,000


                                     [LOGO]

                                Household Finance
                                   Corporation

                             7.04% Redeemable Notes
                                due July 20, 2012

                                  ------------
                               PRICING SUPPLEMENT
                                  ------------



                               Merrill Lynch & Co.

                            PaineWebber Incorporated

                               Piper Jaffray Inc.

                             Legg Mason Wood Walker
                                  Incorporated

                           Wheat First Butcher Singer



                                  July 11, 1997

================================================================================